Exhibit 99.1

HAWTHORNE FINANCIAL CORPORATION
PRESS RELEASE

October 8, 2002
IMMEDIATE RELEASE

Contact:	Ms. Simone Lagomarsino, President and Chief Executive Officer (310) 725-5631 Mr. David Rosenthal, Executive Vice President and Chief Financial Officer (310) 725-1890

HAWTHORNE FINANCIAL PROVIDES UPDATE ON IMPACT OF FIRST FIDELITY MERGER; ANNOUNCES EXPANSION OF SECURITIES REPURCHASE PROGRAM

(El Segundo, CA) Hawthorne Financial Corporation (NASDAQ:HTHR), parent company of Hawthorne Savings, F.S.B., today issued an update on the financial impact of its merger with First Fidelity Bancorp, Inc., parent of First Fidelity Investment and Loan, which closed August 23, 2002. The Company also provided additional information on the Company’s net interest margin expectations for the remainder of 2002 in light of the current interest rate environment and its prepayment experience. The Company also announced that its board of directors has approved a $10.0 million increase in the Company’s authorization to repurchase Senior Notes and/or common stock.

The Company expects to report its results for the third quarter of 2002 and conduct its conference call during the third week of October, as previously scheduled.

Merger Update

Simone Lagomarsino, president and chief executive officer, said, “We continue to be pleased with the integration process of the merger of Hawthorne and First Fidelity and expect the systems conversion to occur in early November. The Bank continues to experience strong loan originations, and we have consolidated our income property permanent lending under the leadership of Susan Froboese, who managed that function for First Fidelity. Our plan to reposition First Fidelity’s deposit customers into core Hawthorne Savings’ customers is well underway, having executed leases to move two of our four newly acquired branches to more desirable retail locations. We intend to implement a branching strategy in Orange and San Diego Counties similar to the strategy we have implemented in the South Bay area of Los Angeles County during the past three years. This strategy includes identifying a well defined geographic target market, and then building market share such that Hawthorne Savings will be ranked within the top five institutions in that market. Our goal is to become “The Community Bank” for that defined market. In the South Bay, Hawthorne Savings is currently ranked fifth, and has won the award in 2002 as being The Best Bank in the South Bay as voted by the readers of the local paper, and we are the only community bank in the top five.”

Ms. Lagomarsino added, “The earnings contributed by First Fidelity in the third quarter were less than anticipated due to the fact that the merger closed later than we originally expected.” The Company estimates that, on an after tax basis, the net earnings were negatively impacted by approximately $0.7 to $0.9 million as a result of the later closing.

The Company said that the merger, which is being accounted for as a purchase transaction, will result in one-time nonrecurring merger-related expenses on an after tax basis of approximately $0.4 million, of which approximately $0.2 million will be recorded in 2002. Total intangible assets were $24.5 million, consisting of $23.0 million of goodwill and $1.5 million of core deposit valuation. The core deposit intangible asset will be amortized to noninterest expense over the economic life. The net asset valuation for interest sensitive assets and liabilities resulted in a $3.1 million net discount and will be amortized to net interest income over the respective estimated lives using the effective interest method, the Company said.

As was announced in March 2002, the definitive merger agreement provided for the Company to issue 1,266,540 shares of Hawthorne Financial Corporation stock and $37.8 million in cash for the shares of First Fidelity Bancorp, Inc. At September 30, 2002, the Company’s period-end common shares and diluted shares outstanding were 7,513,095 and 8,542,566, respectively. The Company’s average outstanding shares and diluted shares outstanding for the quarter ended September 30, 2002 were 6,909,672 and 8,090,295, respectively.

The Company said its net interest margin continues to be adversely impacted by lower yields on new loan production, continued runoff of existing loans and repricing of the MTA index. Earlier, the Company indicated that, assuming completion of the merger and assuming stable interest rates, the Company would experience net interest margin compression for the last half of 2002 of 15 to 20 basis points from the first quarter of 2002. As a result of the factors discussed above and a lower and flattened yield curve, the Company now estimates that the net interest margin for the second half of 2002 will be in a range from 3.25% to 3.35%, which is 33 to 43 basis points lower than the net interest margin in the first half of 2002.

The Company indicated that net loans receivable at September 30, 2002 reflect an increase of approximately 34.0% from June 30, 2002, primarily due to the acquisition of First Fidelity. Due to the overall improvement in asset quality, the provision for credit losses is expected to be consistent with or lower than the second quarter of 2002 for each of the third and fourth quarters of 2002, assuming that asset quality remains at current levels. Noninterest income is expected to remain consistent with the second quarter 2002 amounts.

In June, to increase net interest income and thereby reduce the impact of the compression of the net interest margin, the Company implemented an active treasury function to invest excess liquidity in mortgage backed securities with durations of less than four years. Currently, the Company has an investment portfolio of approximately $200.0 million in selected mortgage backed securities, all of which meet the currently defined parameters. Ms. Lagomarsino stated, “We believe this strategy will have a continued positive impact on net interest income.”

The Company said that for the year ended December 31, 2002 its efficiency ratio is expected to be at 47.0% or less and that general and administrative expenses to average assets is expected to be approximately 1.7%. David Rosenthal, executive vice president and chief financial officer said, “We are diligently exploring ways to gain greater efficiencies from our merger with First Fidelity.”

Additional Repurchase Authorization

The Company also announced that its board of directors has increased the Company’s common stock and Senior Notes repurchase program by $10.0 million. The program was initially announced in March 2000. Since then, the Company has repurchased approximately $1.055 million in shares of its common stock at an average price of $19.96 per share. As of September 30, 2002, under cumulative authorizations and with the proceeds from the capital securities described in previous quarterly SEC filings, the Company repurchased $16.9 million of its 12.5% Senior Notes, at an average price of 102.8% of par value. Repurchases will be made, from time to time, at prevailing market prices in the open market and through privately negotiated transactions.

Ms. Lagomarsino stated, “The board of directors and management believe that we should continue to explore opportunities to lower our overall debt and borrowing costs or to repurchase stock at prices that are accretive to earnings. These are positive measures to continue to improve shareholder value while maintaining the Bank’s well capitalized regulatory status,” Ms. Lagomarsino concluded.

* * * * *

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, potential increased prepayment speeds on the Company’s outstanding loan portfolio, economic conditions, the Company’s ability to generate assets, risks associated with credit quality, the risk that the integration with First Fidelity will take longer than expected, and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.